Exhibit 99.1

New York | Andrew Gully / Jennifer Park | Andrew.Gully@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS THIRD QUARTER AND
FIRST NINE MONTHS 2013 FINANCIAL RESULTS

•	Third Quarter Results Improve With Sizable Revenue Growth: Private Sale Commissions Increase by 77%, Auction Commission Revenues Climb 16%

•	NY Impressionist & Modern Art Sales of $348 Million, up 71% on the Prior Year and Sotheby’s Second Highest Total for the Category in Company History

•	October Hong Kong Sales Up 105%, Highest Total By Any Global Art Business

NEW YORK, 11 November 2013 - Sotheby’s (NYSE: BID) today reported financial results for the third quarter and first nine months ended 30 September 2013.

Sotheby’s reported improved results in the third quarter of 2013 as compared to one year ago, with sizable revenue growth due to an $11.3 million, or 77%, increase in private sale commissions and a $6.6 million, or 16%, increase in auction commission revenues, partially offset by an increase in operating expenses. Third quarter net loss of ($30.1) million reflects a $2.4 million, or 7%, improvement over the prior year.

Due to the seasonal nature of the art auction market, third quarter auction sales have historically represented only approximately 7%-10% of annual auction sales, resulting in a loss period for the Company. Third quarter results are typically not indicative of expected full year results. Management believes that investors should focus on results for six and twelve month periods, which better reflect the auction market business cycle.

Exhibit 99.1

For the nine months ended 30 September 2013, net auction sales increased $108.1 million (5%) to $2.4 billion and private sales increased $255.8 million (37%) to nearly $1 billion, generating growth in both auction and private sale commission revenues. Despite the improved third quarter results and the year-to-date revenue growth, when compared to the first nine months of 2012, income before taxes decreased $13.7 million (22%) to $48.8 million principally due to the cost of strategic investments, as well as inflationary pressures across most expense categories. For the first nine months of 2013, net income decreased $2.9 million (7%) to $39.3 million and included a discrete net $6.8 million income tax benefit recognized in the second quarter of 2013.

“Our third quarter results have improved since a year ago, with sizable revenue growth. Private sales, which continues to be an area of focus for Sotheby’s, contributed more than a third of auction and related revenues in the third quarter - a significant shift from just a short time ago,” said Chairman, President and Chief Executive Officer Bill Ruprecht.

“We’re very pleased to say the fourth quarter is off to a remarkable start,” continued Ruprecht. “Our Hong Kong sales series brought a record $538 million last month, a 105% increase over the previous year and a clear validation of our strategic investments in this region of the world. Last week, our Impressionist and Modern Art sales in New York achieved $348 million, up 71% and the second-highest series total in this category in the Company’s history.

“We have an outstanding calendar of sales to finish the year, with a $60 million Pink Diamond being offered in Geneva and our Contemporary Art sales in New York with a pre-sale estimate of $368-515 million, both this week; a $60-80 million motor car auction in association with RM Auctions next week; the extremely rare Colonial-era Bay Psalm Book, which we expect will sell for a record price during Thanksgiving week; and an amazing group of Norman Rockwell paintings in our American

Exhibit 99.1

Art sale and our highly anticipated Modern and Contemporary Art sale in Beijing, both in December,” said Ruprecht.

Since September, Sotheby’s has been actively engaged in a review of its capital allocation and financial policies. The Board of Directors has pledged to share the results of that examination with shareholders in early 2014.

“The financial review we have undertaken goes beyond capital allocation, and includes an in-depth examination of our strategy, business and cost structure,” said Patrick McClymont, Sotheby’s Chief Financial Officer. “We are committed to ensuring that our resources are appropriately allocated to the most attractive opportunities for value creation. To that end, we are taking a close look at both our current businesses and potential growth areas where we can leverage our expertise and brand. The goal of this review is not only to determine the right use of capital going forward, but also to identify new opportunities to drive value for shareholders.

“From a growth perspective, Sotheby’s has continued to invest in those areas that best serve its clients, promote business expansion and enhance shareholder value. These investments include significant and well-received improvements to the Company’s digital offerings and the development of Sotheby’s business in China and other emerging markets,” continued McClymont.

“In addition to making strategic investments in Sotheby’s future growth, we remain committed to growing with discipline. As part of our annual planning process, we are conducting a thorough review of our cost structure to identify expense savings in 2014,” concluded McClymont.

Based on the review thus far, the Company expects direct costs as a percentage of net auction sales will decrease in 2014 and that material savings can be achieved in areas of discretionary spending.

Exhibit 99.1

Specific results of this review will be announced in early 2014 alongside the results of the capital allocation and financial policies review.

Ruprecht continued, “Sotheby’s core philosophy continues to deliver for our clients. Today’s art collectors have a remarkable understanding not only of quality, but also of value. The key to our success for nearly 300 years has been matching our clients’ discerning taste with the right combination of fresh, unique and exquisite artwork and responsible estimates. In addition to our expertise, our sustained commitment to clients is the key to best serving them, our business and our shareholders.”

“Demand and prices continue to be strong and this is an exciting time at Sotheby’s. The breadth and quality of our offerings as well as the results in our global salesrooms, private galleries, retail wine and diamond, and finance businesses are all encouraging. I continue to have great confidence in the art market and the future of Sotheby’s,” concluded Ruprecht.

Fourth Quarter Sales To Date
Launching the fourth quarter were our record sales in Hong Kong in the first week of October. After five days and sixteen auctions, Sotheby’s realized $538 million in auction sales, the highest grand total ever achieved by a global arts business operating in Asia and a 105% increase on the prior year. Highlighting the sales were a Massive Ming Gilt-Bronze Figure of a Seated Shakyamuni Buddha which brought the world auction record for a Chinese Sculpture with $30.3 million; a 118.28 carat Oval D-Colour Flawless Diamond which brought the world auction record for a white diamond with $30.6 million; and Zeng Fanzhi’s The Last Supper which brought the world auction record for Contemporary Asian Art as well as the world auction record for a work by a living Chinese artist with $23.1 million.

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At Sotheby’s London last month, our Contemporary Evening Sale totaled $34.3 million, with more than half the lots exceeding their high estimates. The top lot, Glenn Brown’s Sci-Fi Spectacular Ornamental Despair, sold for $5.7 million, more than 100 times the price paid for it in 2002. Earlier in the evening, four fresh-to-market works from the celebrated collection of the late Stanley J. Seeger sold for more than twice their estimates and were among the highlights of the successful 20th Century Italian Art sale. The three sales achieved a combined total of $78.0 million.

Last week in New York, Sotheby’s Impressionist and Modern Art sales brought a total of $347.9 million, up 71% from the prior year, near the high end of the pre-sale estimate and our second best total ever in the category. Highlighting the sales was Alberto Giacometti’s Grande tête mince which met its pre-sale high estimate of $50 million. Works by Pablo Picasso brought exceptional prices throughout the night, led by Tête de femme, his 1935 portrait of Marie-Thérèse Walter that brought $39.9 million - well in excess of its $30 million high estimate. Global participation was evident throughout the sale process, with works consigned from 13 countries sought after by participants from 36 countries, representing both established and emerging markets.

Upcoming Sales
Contemporary Art
Beginning on Wednesday, we look forward to our Contemporary Art sales here in New York. The undisputed centerpiece of those offerings is Andy Warhol’s Silver Car Crash (Double Disaster). At over 8 by 13 feet, the monumental painting is one of only four Car Crash works of this scale in the pivotal Death and Disaster series which explored many of the key themes that defined his artistic career and is considered to be one of the most provocative and brilliant projects undertaken by any artist in the 1960s. This work is the only one remaining in private hands and has a pre-sale estimate in excess of $60 million. Also highlighting the sales is Willem de Kooning’s Untitled V which is a prime example from the watershed period from which de Kooning returned to painting after a period

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in which he focused on sculpture. The piece carries a pre-sale estimate of $25-35 million. The total sales series has a combined pre-sale estimate of $368-515 million.

Magnificent Jewels
Also this week, Sotheby’s will be offering the most valuable diamond ever to come to auction in its Magnificent Jewels sale in Geneva. The Pink Star is a 59.6 carat Internally Flawless Fancy Pink Vivid Diamond and has a pre-sale estimate in excess of $60 million. The Magnificent Jewels sale will comprise over 370 lots, including iconic jewels, such as the “Walska Briolette Diamond” brooch (pre-sale estimate in excess of $8 million), gems with important provenance, impressive diamonds and gemstones, as well as fine period creations signed by the world’s most celebrated jewelers. The total sale carries a pre-sale estimate of $123-167 million.

Art of the Automobile
Proudly presented by RM Auctions and Sotheby’s, ‘Art of the Automobile’ is the first major collector car auction to be held in Manhattan in over a decade. With an emphasis on bespoke design and best of category examples from the world’s most admired automotive marques, the sale will feature one of the most significant collections of motor cars offered in auction history. In total, some 30 automobiles will go under the gavel next week at the 21 November auction with a combined pre-sale estimate of $60-80 million.

Bay Psalm Book
In New York on 26 November, Sotheby’s is proud to offer one of the finest surviving copies of the Bay Psalm Book - the first book printed in what is now the United States of America. The Congregationalist Puritans who emigrated to Massachusetts Bay in search of religious freedom quickly set about to translate and produce a version of the Book of Psalms that was a closer paraphrase of the Hebrew original than the one they had carried from England. The first edition of

Exhibit 99.1

the resulting Bay Psalm Book was printed in Cambridge, Massachusetts, in 1640, and Sotheby’s will auction one of the 11 surviving copies. The present example comes from the collection of the Old South Church in the heart of Boston, Massachusetts - one of two remarkable copies presently in its collection - and the proceeds of the sale will benefit the church’s mission and ministry in the Greater Boston area. The book carries a pre-sale estimate of $15-30 million.

Beijing
Timed to the height of Beijing’s prime sale season, Sotheby’s is excited to hold an exciting series of arts events from 28 November to 1 December in Beijing, including selling exhibitions and an educational programme. Culminating the four day series is our auction of Modern and Contemporary Chinese Art on 1 December. The sale will be led by Abstraction, a 1958 painting by Zao Wou-ki, one of the leading Chinese artists of his generation. The work has a pre-sale estimate of $5.7-7.3 million and comes from the collection of the Art Institute of Chicago. The total sale has a pre-sale estimate of $20-27 million.

American Art
And on 4 December in New York, Sotheby’s is excited to offer in its American Art auction, an extraordinary selection of paintings by Norman Rockwell from the family of Kenneth J. Stuart, Sr., the artist’s longtime friend and art editor at the Saturday Evening Post. The seven works are led by two icons of Rockwell’s extensive oeuvre - his masterpiece Saying Grace (pre-sale estimate of $15-20 million) and The Gossips (pre-sale estimate of $6-9 million). The collection has descended in Stuart’s family to the present owners, and is estimated to achieve more than $24 million. The American Art sale has a combined pre-sale estimate of $43-62 million.

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Old Master Paintings
Turning to London, also on 4 December, Sotheby’s will present two of the most important works by Canaletto to come to market in recent times. Painted between 1738 and 1742, at the height of the artist’s career, these majestic canvases depict two of Canaletto’s most celebrated Venetian subjects: the Rialto Bridge over the Grand Canal and St. Mark’s Square. Coming from HSBC’s Corporate Art Collection, the two works will be offered as a pair in our Old Master Paintings sale with a pre-sale estimate of $13-19 million. The total sale series has a pre-sale estimate of $56-84 million.

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 4:45 PM EST on 11 November 2013, to discuss its third quarter and first nine months 2013 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 68780657.
The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

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Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s

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Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

*Estimates do not include buyer’s premium and prices achieved include the hammer price plus buyer’s premium.

Images are available upon request
All catalogues are available online at www.sothebys.com or through Sotheby’s Catalogue iPad App.

Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Revenues:
Auction and related revenues	$76,929	$59,711	$466,047	$447,272
Finance revenues	5,164	4,572	15,658	12,727
Dealer revenues	23,491	1,815	26,696	11,887
License fee revenues	1,902	2,046	5,178	4,539
Other revenues	378	317	898	944
Total revenues	107,864	68,461	514,477	477,369
Expenses:
Direct costs of services	7,279	4,225	46,988	38,924
Dealer cost of sales	22,417	2,553	27,115	11,624
Marketing expenses	5,057	3,500	15,603	12,508
Salaries and related costs	61,971	53,447	203,931	194,549
General and administrative expenses	40,576	37,980	128,958	116,753
Depreciation and amortization expense	4,925	4,690	14,242	13,244
Restructuring charges, net	—	(25)	—	(3)
Total expenses	142,225	106,370	436,837	387,599
Operating (loss) income	(34,361)	(37,909)	77,640	89,770
Interest income	431	280	2,258	1,102
Interest expense	(8,912)	(10,390)	(33,564)	(30,682)
Other income	982	1,596	2,513	2,391
(Loss) income before taxes	(41,860)	(46,423)	48,847	62,581
Equity in earnings of investees, net of taxes	31	17	19	194
Income tax (benefit) expense	(11,698)	(13,841)	9,613	20,574
Net (loss) income	$(30,131)	$(32,565)	$39,253	$42,201
Basic (loss) earnings per share - Sotheby’s common shareholders	$(0.44)	$(0.48)	$0.58	$0.62
Diluted (loss) earnings per share - Sotheby’s common shareholders	$(0.44)	$(0.48)	$0.57	$0.61
Weighted average basic shares outstanding	68,361	67,771	68,206	67,661
Weighted average diluted shares outstanding	68,361	67,771	68,957	68,494
Cash dividends paid per common share	$0.10	$0.08	$0.10	$0.24

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